ePlus Announces NASDAQ Panel Grants Extension
to January 15, 2007

HERNDON, VA - October 23, 2006 - ePlus inc. (Nasdaq NGM: PLUS - news), today announced that it received a letter from the Nasdaq Listings Qualifications Hearings department informing ePlus that the Nasdaq Listing Qualifications Panel (the "Panel") has determined to continue the listing of ePlus’ common stock on the Nasdaq Global Market subject to the condition that the Company files its Form 10-K for the fiscal year ended March 31, 2006, its Form 10-Q for the quarter ended June 30, 2006, and all required restatements, on or before January 15, 2007. The Company must continue to meet all other listing requirements, and the Panel may reconsider the terms of the extension based on any event, condition, or circumstance that would, in the opinion of the Panel, make continued listing of the common stock inadvisable or unwarranted.

The Company has previously disclosed that it was unable to complete and file its Form 10-K for the fiscal year ended March 31, 2006 and Form 10-Q for the quarter ended June 30, 2006 as a result of the Audit Committee’s ongoing investigation of stock option grants by the Company since its initial public offering in 1996. The Company also disclosed that on July 18, 2006 and August 17, 2006, it received Nasdaq Staff Determination notices from the Nasdaq Listing Qualifications Department that the Company’s shares of common stock would be delisted because the Company was not in compliance with the continued listing requirements of Marketplace Rule 4310(c)(14) due to its failure to file its Form 10-K and Form 10-Q. The Company requested a hearing before the Panel to review the Staff Determination, which was held on September 7, 2006. At that hearing, the Company requested an extension of time to file its Form 10-K and Form 10-Q.

The Company has previously disclosed that it will restate its previously issued financial statements for the fiscal years ended March 31, 2004 and 2005, as well as previously reported interim financial information, to reflect additional non-cash charges for stock-based compensation expense in certain reported periods commencing with the fiscal year ended March 31, 1998, and that its financial statements as of and for the fiscal year ended March 31, 2006, to be included in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2006, will include non-cash charges for stock-based compensation expense. The Company is reviewing accounting guidance regarding stock option grants recently published by the SEC staff, and have not yet determined the amount of such charges or the resulting tax and accounting impact.

ePlus has previously issued several press releases and filed several reports with the SEC including reports on Form 8-K, and investors are encouraged to read these in their entirety for discussion of the delay in its financial statements filings.

The Company plans to file its Annual Report on Form 10-K for the year ended March 31, 2006 and its Form 10-Q for the quarter ended June 30, 2006 as soon as practicable after the resolution of the previously disclosed matters.

About ePlus:

ePlus is a leading provider of Enterprise Cost Management solutions to information technology, finance, procurement, operations, and supply chain professionals who want to reduce the costs of finding, purchasing, managing, and financing information technology goods and services. Our Enterprise Cost Management solutions provide sourcing, procurement, spend analytics, supplier management, document collaboration, asset management, professional services, and leasing to ePlus’ 2,000+ customers. The company was founded in 1990 and is headquartered in Herndon, VA with more than 30 locations in the U.S.  For more information, visit http://www.eplus.com, call 888-482-1122 or email info@eplus.com.

ePlus® and ePlus Enterprise Cost Management®, and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the final determination of the impact of the restatement described above; the results of the Audit Committee’s investigation; expectations as to the timing of the completion of such investigation by the Audit Committee and its independent counsel; the Company’s review, restatement and filing its previously issued financial statements and its assessment of the effectiveness of disclosure controls and procedures and internal controls; the possibility that the Nasdaq Listing Qualifications Panel may reconsider the terms of its decision to grant the Company’s request for an extension to regain compliance with Nasdaq listing qualifications or the Company’s failure to regain compliance within the extension period, in which case the Company’s common stock would be delisted from the Nasdaq Global Market; the effects of any required restatement adjustments to previously issued financial statements and possible material weaknesses in internal control over financial reporting; the effects of any lawsuits or governmental investigations alleging, among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; the existence of demand for, and acceptance of, our services; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.

All information set forth in this release is as of October 23, 2006. ePlus inc. undertakes no duty to update this information. More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal years ended March 31, 2005 and March 31, 2004, the Quarterly Report on Form 10-Q for the quarters ended June 30, 2005, September 30, 2005, and December 31, 2005 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the SEC and available at the SEC’s website at http://www.sec.gov/.

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150